Dova Pharmaceuticals Reports First Quarter 2019 Operating and Financial Results

•	First Quarter 2019 net product sales of $4.0 million from DOPTELET® (avatrombopag)

•	New marketing campaign launched early in second quarter for the treatment of thrombocytopenia associated with chronic liver disease (CLD)

•	sNDA under review by the U.S. FDA for DOPTELET for the treatment of chronic immune thrombocytopenia (ITP); PDUFA date June 30, 2019

•	Positive opinion received from CHMP on the DOPTELET Marketing Authorization Application (MAA) for CLD indication; European Commission decision expected third quarter of 2019

•	Conference call scheduled for 9:00 a.m. ET today

DURHAM, NC, May 7, 2019 - Dova Pharmaceuticals, Inc. (Nasdaq: DOVA), a pharmaceutical company focused on acquiring, developing, and commercializing drug candidates for diseases where there is a high unmet need, today reported its operating and financial results for the first quarter ended March 31, 2019.

“Since refining our commercial strategy in December, we have become increasingly confident in the potential opportunities for DOPTELET as a treatment for thrombocytopenia. We are also encouraged by the initial feedback on our revised marketing and sales activities, which we expect to drive DOPTELET sales,” said Dr. David Zaccardelli, President and Chief Executive Officer of Dova. “In addition, we have made significant progress in our commercial preparation for the potential FDA approval of DOPTELET for the treatment of chronic ITP. With experienced clinical and commercial teams and a strong cash position, Dova remains well positioned to bring DOPTELET to patients across multiple indications.”

DOPTELET Launch Highlights

•	Net product sales for DOPTELET were $4.0 million for the first quarter, an increase of 43% from the fourth quarter of 2018.

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The US sales team was restructured in early January 2019. It is now comprised of 44 sales territories and 5 regional directors responsible for driving DOPTELET sales in the hepatology, hematology, and interventional radiology physician segments.

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Co-promotion partner, Salix, with approximately 100 sales representatives, is responsible for driving DOPTELET sales for gastroenterology, colorectal surgery and proctology practices, and continues to progress as an integrated approach to expand our prescriber base.

•	Early in the second quarter, a new marketing strategy was launched, including revised product positioning, messaging and a new action-oriented brand campaign.

•	From launch through March 31, 2019, a total of 1,060 health care professionals have prescribed DOPTELET to their patients, with an increasing number of repeat prescribers.

•	More than 13,000 calls were conducted, reaching more than 6,500 unique health care providers during the first quarter of 2019.

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For prescriptions in the first quarter that have gone through the adjudication process with payers, 82% of those prescriptions were approved. On average, the time to decision for a referral was 6.3 business days in the quarter.

•	Inventory held by specialty pharmacies in Dova’s contracted network remained relatively constant from January 1, 2019 to March 31, 2019.

Additional First Quarter Highlights

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DOPTELET sNDA - under review by the U.S. Food and Drug Administration (FDA) for the treatment of thrombocytopenia in adult patients with chronic ITP who have had an insufficient response to a previous treatment. The Prescription Drug User Fee Act (PDUFA) goal date for an FDA decision is June 30, 2019. Sales professionals with hematology/oncology experience, with a focus on ITP, are being recruited to the sales force in anticipation of a potential U.S. launch.

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DOPTELET MAA - received a positive opinion from the Committee for Medicinal Products for Human Use (CHMP) of the European Medicines Agency (EMA) for DOPTELET for the treatment of severe thrombocytopenia in adult patients with CLD who are scheduled to undergo an invasive procedure. A European Commission decision for the MAA is expected in the third quarter of 2019.

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Phase 3 CIT Clinical Trial - continues to enroll patients for the treatment of chemotherapy-induced thrombocytopenia (CIT); plan reporting of primary and select secondary results in the first half of 2020.

First Quarter Financial Results

Net product sales for DOPTELET were $4.0 million for the first quarter of 2019. The Company recognizes revenue when products are delivered to its specialty pharmacy partners.

Dova reported a net loss of $16.4 million for the first quarter of 2019, compared to a net loss of $13.8 million for the same period in 2018.

Cost of product sales for the first quarter were $0.5 million, which consisted of the cost of inventory, royalty payments due to Astellas and certain distribution and overhead costs.

Research and development expenses were $4.1 million in the first quarter of 2019, compared to $3.4 million for the same period in 2018. The increase was primarily due to the ongoing clinical trial to evaluate DOPTELET for the treatment of CIT.

Selling, general and administrative expenses were $15.8 million in the first quarter of 2019, compared to $10.3 million for the same period in 2018. The increase was primarily due to staffing and other costs associated with the launch of DOPTELET as well as additional costs necessary for operating as a public entity.

As of March 31, 2019, Dova had $92.7 million in cash and equivalents compared to $104.6 million as of December 31, 2018. Additionally, on May 6, 2019, Dova entered into an amended and restated loan agreement with Silicon Valley Bank that extends the interest only period of the existing $20 million loan facility by 12 months and provides additional potential borrowings of $30 million upon achieving certain clinical and revenue milestones.

Company to Host Conference Call

Dova will host a conference call today, May 7, 2019 at 9:00 a.m. ET to discuss first quarter ended March 31, 2019 financial results as well as recent operational highlights. A question-and-answer session will follow Dova's remarks.

To participate on the live call, please dial 866-550-8145 (domestic) or +1-430-775-1344 (international) and provide the conference ID 9551427 five to 10 minutes before the start of the call.

A live audio webcast of the call will also be available via the "Investor Relations" page of the Dova website, www.dova.com. Please log on through Dova's website approximately 10 minutes before the scheduled start time. A replay of the webcast will be archived on Dova's website for 90 days following the call.

Indication and Important Safety Information

INDICATION

DOPTELET (avatrombopag) is indicated for the treatment of thrombocytopenia in adult patients with chronic liver disease who are scheduled to undergo a procedure.

IMPORTANT SAFETY INFORMATION

WARNINGS AND PRECAUTIONS

DOPTELET is a thrombopoietin (TPO) receptor agonist and TPO receptor agonists have been associated with thrombotic and thromboembolic complications in patients with chronic liver disease. Portal vein thrombosis has been reported in patients with chronic liver disease treated with TPO receptor agonists. In the ADAPT-1 and ADAPT-2 clinical trials, there was 1 treatment-emergent event of portal vein thrombosis in a patient (n=1/430) with chronic liver disease and thrombocytopenia treated with DOPTELET.

Consider the potential increased thrombotic risk when administering DOPTELET to patients with known risk factors for thromboembolism, including genetic prothrombotic conditions (Factor V Leiden, Prothrombin 20210A, Antithrombin deficiency or Protein C or S deficiency).

DOPTELET should not be administered to patients with chronic liver disease in an attempt to normalize platelet counts.

CONTRAINDICATIONS:

None

ADVERSE REACTIONS:

Most common adverse reactions (≥ 3%) were: pyrexia, abdominal pain, nausea, headache, fatigue, and edema peripheral.

Please see full Prescribing Information for DOPTELET (avatrombopag) www.doptelet.com
About Dova Pharmaceuticals, Inc.

Dova is a pharmaceutical company focused on acquiring, developing, and commercializing drug candidates for diseases where there is a high unmet need, with an initial focus on addressing thrombocytopenia. Dova’s proprietary pipeline includes one commercial product, DOPTELET, for the treatment of thrombocytopenia in adult patients with chronic liver disease scheduled to undergo a procedure.

Cautionary Notes Regarding Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “anticipated”, “believe”, “expect”, “may”, “plan”, “potential”, “will”, and similar expressions, and are based on Dova’s current beliefs and expectations.  These forward-looking statements include expectations regarding the potential opportunities for DOPTELET, which include the potential approval by FDA of DOPTELET for the treatment of thrombocytopenia in adult patients with ITP who have had an insufficient response to a previous treatment, the potential timing of approval by the EMA of DOPTELET for the treatment of severe thrombocytopenia in adult patients with CLD who are scheduled to undergo an invasive procedure, and the potential to expand the treatment applications for DOPTELET to CIT and other indications.  These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements.  Risks and uncertainties that may cause actual results to differ materially include uncertainties inherent in the conduct of clinical trials, increased regulatory requirements, Dova’s reliance on third parties over which it may not always have full control, and other risks and uncertainties that are described in Dova’s Annual Report on Form 10-K for the year ended December 31, 2018, filed with the U.S. Securities and Exchange Commission (SEC) on March 5, 2019 and Dova’s other periodic reports filed with the SEC.  Any forward-looking statements speak only as of the date of this press release and are based on information available to Dova as of the date of this release, and Dova assumes no obligation to, and does not intend to, update any forward-looking statements, whether as a result of new information, future events or otherwise.

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Contacts

Mark W. Hahn
Chief Financial Officer
(919) 338-7936
mhahn@dova.com

Westwicke Partners
John Woolford
(443) 213-0506
john.woolford@westwicke.com

Condensed Consolidated Statements of Operations

(In thousands, except share and per share amounts)

	Three months ended March 31,
	2019	2018
	(unaudited)
Revenue
Product sales, net	$4,001	$—
Total revenue, net	4,001	—
Operating expenses:
Cost of product sales (see Note A)	515	—
Research and development (see Note A)	4,084	3,416
Selling, general and administrative (see Note A)	15,754	10,261
Total operating expenses	20,353	13,677
Loss from operations	(16,352)	(13,677)

Interest income and other income (expense), net	537	222
Interest expense	(564)	(315)
Total other expenses, net	(27)	(93)
Net loss	$(16,379)	$(13,770)

Net loss per share, basic and diluted	$(0.58)	$(0.52)
Weighted average common shares outstanding, basic and diluted	28,221,346	26,589,192

Note A
Stock-based compensation expense included in:

Cost of product sales	$30	$—
Research and development	498	431
Selling, general and administrative	2,685	2,385
Total stock-based compensation	$3,213	$2,816

Summary Balance Sheet Data

(In thousands)

	March 31, 2019	December 31, 2018
	(unaudited)
Cash and equivalents	$92,703	$104,566
Total assets	$100,828	$112,169
Debt/Note, short-term and long-term	$20,841	$20,608
Total liabilities	$37,536	$35,811
Total stockholders’ equity	$63,292	$76,358